Pricing Supplement No. 10 dated April 7, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$300,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒
Original Issue Date:	February 20, 2003	Closing Date: April 15, 2003		CUSIP Number:	78442F AN8
Maturity Date:	March 17, 2008	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Fixed Rate Notes Only:
Interest Rate: 3.625%	Interest Payment Dates:	Each March 17th and September 17th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning September 17, 2003.
Interest Accrual Method: 30/360	Interest Periods:
From and including the Closing Date, or each March 17th or September 17ththereafter, as the case may be, to and including the next succeeding March 16th or September 16th, as the case may be, with no adjustment to period end dates for accrual purposes.

        The Medium Term Notes, Series A that we are offering by this pricing supplement are a further issuance of, are fungible with and are consolidated to form a single series with, our 3.625% Fixed Rate Medium Term Notes, Series A due March 17, 2008 issued on February 20, 2003. The 3.625% Fixed Rate Medium Term Notes, Series A being offered by this pricing supplement will have the same CUSIP number and will trade interchangeably with the previously issued 3.625% Fixed Rate Medium Term Notes, Series A due March 17, 2008 immediately upon settlement. Currently, $500,000,000 aggregate principal amount of those notes are outstanding. This issuance will increase the aggregate principal amount of the outstanding 3.625% Fixed Rate Medium Term Notes, Series A due March 17, 2008 to $800,000,000.

Banc of America Securities LLC	Credit Suisse First Boston
Joint Book-Running Managers

Banc One Capital Markets, Inc. JPMorgan	Merrill Lynch & Co.	Citigroup Wachovia Securities

April 7, 2003

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Banc of America Securities LLC	$112,500,000
	Credit Suisse First Boston LLC	112,500,000
	Banc One Capital Markets, Inc.	15,000,000
	Citigroup Global Markets Inc.	15,000,000
	J.P. Morgan Securities Inc.	15,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,000,000
	Wachovia Securities, Inc.	15,000,000
	Total	$300,000,000
Issue Price:	100.173% (exclusive of accrued interest).
Agents' Commission:	0.350%.
Net Proceeds to Issuer:	99.823% (exclusive of accrued interest).
Net Proceeds:	$301,130,458.33 which equals $299,469,000 of principal plus $1,661,458,33 of accrued interest.
Concession:	0.250%.
Reallowance:	0.125%.
CUSIP Number:	78442F AN8
ISIN Number:	US78442F AN87

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.